                                                                   Exhibit(g)(2)

                                                       As of October 21, 2002

Trustees of

Eaton Vance Insured Municipal Bond Fund II
Eaton Vance Insured Arizona Municipal Bond Fund
Eaton Vance Insured California Municipal Bond Fund II
Eaton Vance Insured Florida Municipal Bond Fund
Eaton Vance Insured Massachusetts Municipal Bond Fund
Eaton Vance Insured Michigan Municipal Bond Fund
Eaton Vance Insured Minnesota Municipal Bond Fund
Eaton Vance Insured New Jersey Municipal Bond Fund
Eaton Vance Insured New York Municipal Bond Fund II
Eaton Vance Insured Ohio Municipal Bond Fund
Eaton Vance Insured Pennsylvania Municipal Bond Fund
Eaton Vance Municipal Income Trust II

With reference to the Investment Advisory Agreement proposed to be entered into by Eaton Vance Management ("Eaton Vance") with each of the above-referenced Funds (each a "Fund"), we hereby notify you as follows:

      For so long as the Investment Advisory Agreement for a Fund shall remain in effect, Eaton Vance agrees to reimburse such Fund for fees and expenses in the amount of 0.15% of average weekly gross assets of the Fund for the first five full years of the Fund's operations, 0.10% of average weekly gross assets of the Fund in year six, and 0.05% in year seven. This expense reimbursement for a Fund may be terminated or modified sooner upon mutual agreement of Eaton Vance and such Fund.

In addition, in connection with the organization and initial offering of the common shares of each Fund, Eaton Vance hereby agrees to (i) reimburse all organizational costs of each Fund and (ii) pay all offering costs of such offering of each Fund (other than sales loads) that exceed $0.03 per share.

This instrument is executed under seal and shall be governed by Massachusetts law.

                                             Very truly yours,

                                             EATON VANCE MANAGEMENT

                                             By:     /s/ James B. Hawkes
                                                    --------------------------
                                             Name:  James B. Hawkes
                                             Title: President


ACCEPTED AND AGREED TO
ON BEHALF OF EACH FUND:

By:    /s/ James L. O'Connor
       -----------------------
Name:  James L. O'Connor
Title: Treasurer